Exhibit 99.1

Rex Energy Announces Re-Affirmed Borrowing Base of $350 million

STATE COLLEGE, Pa., September 9, 2015 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) (the “company”) announced that its bank group has reaffirmed the existing $350 million borrowing base under the company’s senior secured credit facility. Under the terms of the credit agreement, the bank group re-determines the borrowing base semi-annually utilizing the bank’s estimates of reserves and future oil and gas prices. In addition, the bank group approved an amendment to the credit agreement which, among other things, allows the company to repurchase up to $25 million of Rex Energy common stock or senior unsecured notes, subject to certain terms and conditions.

“We appreciate the support of our bank group as we continue to navigate through the challenging price environment,” said Tom Stabley, Rex Energy’s President and Chief Executive Officer. “Preserving our liquidity and flexibility is a key component of our strategy. We continue to pursue strategic transactions to further reduce our capital expenditure budget, increase overall liquidity, and hold by production the company’s core position in the Appalachian Basin.”

About Rex Energy Corporation

Rex Energy, headquartered in State College, Pennsylvania, is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the company’s expectations.

*    *    *    *    *

For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com